Exhibit 4.31

AMENDMENT TO

SHARE PURCHASE AGREEMENT

This Amendment to Share Purchase Agreement (this “Amendment”) is entered into as of March 22, 2013 by and between E-House (China) Holdings Limited, a Cayman Islands company (the “Company”), and Kanrich Holdings Limited, a British Virgin Islands company (the “Purchaser”).

RECITALS

WHEREAS, the Company is an exempted company organized under the laws of the Cayman Islands, and the Purchaser is controlled by Xin Zhou, co-chairman of the Company’s board of directors and chief executive officer of the Company;

WHEREAS, the Company and the Purchaser entered into a share purchase agreement dated December 27, 2012 (the “Share Purchase Agreement”), pursuant to which the Company will issue and sell to the Purchaser, and the Purchaser will subscribe for and purchase from the Company, certain number of  newly issued ordinary shares of the Company, par value of US$0.001 each (“Ordinary Shares”).

WHEREAS, pursuant to section 8.3 of the Share Purchase Agreement, any term of the Share Purchase Agreement may be amended only by a written instrument signed by the parties thereto.

NOW, THEREFORE, the Company and the Purchaser have agreed to amend certain provisions of the Share Purchase Agreement upon and subject to the terms and conditions set out hereinafter:

1.                                      Amendment to Section 6

1.1                               The section 6 titled “Lock-up” in the Share Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Purchaser will not offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, file a registration statement with respect to, or otherwise dispose of, directly or indirectly, any of the Subject Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interest of any of the Subject Shares, until after 12 months following the Closing Date, provided, however, that this Section 6 shall not apply to:

(a)                                 any pledge of, or any charge or other security interest (a “Security Interest”) in, any or all of the Subject Shares in order to secure financing obtained by the Purchaser for the purpose of paying any or all of the Purchase Price payable under this Agreement, created by the Purchaser for the benefit of:

(i)                                     Prominent Asset Investment Limited or any other bank(s) or financial institution(s) or any  of their agents or trustees (each a “Chargee”); or

(ii)                                  any assignee, transferee or other successor in title of any Chargee (each a “Successor”); or

(b)                                 any sale, transfer, filing a registration statement with respect to or other disposal of all or any of the Subject Shares upon any enforcement by a Chargee or a Successor of any of its rights in respect of the Security Interest in accordance with the terms of the relevant security agreement.

2.                                      Miscellaneous

2.1                               The amendments contained in this Amendment shall take effect from the date hereof.  Except as expressly amended pursuant to this Amendment, all terms and conditions of the Share Purchase Agreement shall remain unchanged and shall continue in full force and effect.

2.2                               The following provisions in the Share Purchase Agreement, namely, “Notice” (Section 8.2) and “Governing Law” (Section 8.5) shall apply, mutatis mutandis, to this Amendment.

2.3                               From and after the date hereof, this Amendment and the Share Purchase Agreement shall be read as a single integrated document with all references in the Share Purchase Agreement to “this Agreement” being read and construed as if they were references to the Share Purchase Agreement, as amended by this Amendment.

2.4                               This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date herein above first written.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Fan Bao
Name:	Fan Bao
Title:	Director

KANRICH HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:	Xin Zhou
Title:	Director